Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Shell Company Report on Form 20-F, of our report dated May 13, 2021, relating to the financial statements of 10X Capital Venture Acquisition Corp, which is incorporated by reference in that Shell Company Report. We also consent to the reference to our Firm under the caption “Statement by Expert” in the Shell Company Report.

/s/ WithumSmith+Brown, PC

New York, New York
July 28, 2021